PRELIMINARY DEFINITIVE AGREEMENT

This Preliminary Definitive Agreement (this “PDA”) is entered into by and, between GIA INVESTMENTS CORP., a Nevada corporation (the “Company”), and BABY TREND, INC., a California company (“Baby Trend”).

BACKGROUND AND PURPOSE

A.           The Company is a fully reporting publicly traded company with the ticker symbol “GIAI” on the United States over-the-counter (OTCBB) securities market.

B.           The Company wishes to acquire Baby Trend through a stock purchase agreement and believes Baby Trend to have valuable products, distribution channels and intellectual property rights related to its distribution and sale of baby-related gear and accessories.

C.           The Company and Baby Trend wish to enter into a plan of acquisition (the “Plan of Acquisition”) transaction whereby Baby Trend will become a wholly-owned subsidiary of the Company in exchange for a total consideration of $45,000,000.

D.           The parties wish to enter into this PDA which states that the closing of the Plan of Acquisition will occur upon completion of the conditions as set forth herein and in a formal, final definitive agreement that will be executed by the parties on or about July 15, 2012.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           This PDA constitutes a mutually binding agreement with regard to the various matters set forth herein and shall become effective upon execution.

2.

The Company and Baby Trend agree that they will enter into a mutually acceptable final definitive agreement (the “Final Definitive Agreement”) containing substantially the same terms and provisions as set forth in this PDA on or about July 15, 2012.

3.

The Company will acquire Baby Trend through a stock purchase agreement for total consideration of $45,000,000 (the “Consideration”), which Consideration shall be payable in three tranches as follows: (i) $20,000,000 payable on July 15, 2012; (ii) $10,000,000 payable on April 15, 2013; and (iii) $15,000,000 payable on April 15, 2014.  Such Consideration shall be due pursuant to Baby Trend achieving a growth rate of 22 percent for FY2012 and a growth rate of 26 percent for FY2013 (together, the “Projected Growth Rate”).  Should Baby Trend fail to achieve the Projected Growth Rate of 15 percent for FY2012 or FY2013, the third tranche of Consideration payable by the Company to the shareholders (Denny Tsai and Betty Tsai) of Baby Trend shall be deferred  proportionally until the net income growth amounts are catch up.

4.           Upon satisfaction of the conditions set forth herein and in the Final Definitive Agreement, Baby Trend will become a wholly-owned subsidiary of the Company.

5.          After completing the Plan of Acquisition, Baby Trend’s original shareholder,
Denny Tsai, will become a director of the Company and will serve as Baby Trend’s Chief Executive Officer through December 31, 2014.  In addition to serving as a director and Chief Executive Officer of Baby Trend, Denny Tsai will also assist the Company in acquiring other businesses related to Baby Trend.

6.           Upon execution of this PDA, the Company will begin to actively seek to raise the funds required to finance the acquisition of Baby Trend.  In the process of raising such funds, the Company will enter into a Financing Agreement (the “Financing Agreement”) with the participating investors outlining the terms under which they will invest and participate in the Company’s acquisition of Baby Trend.  The Company will pay the funds to the shareholders (Denny Tsai and Betty Tsai) of Baby Trend pursuant to the terms agreed to in this PDA and the Final Definitive Agreement.

7.

The Financing Agreement will include a form of securities purchase agreement and shall require each investor providing such financing to provide all information regarding such investor as may be required for the Company to comply with all applicable federal and state securities or other laws relating to the private placement of securities.

8.

At the time of executing the Final Definitive Agreement, Baby Trend will have no less than $10,000,000 in net worth and no undisclosed liabilities, commitments or other obligations of any kind.  Contingent liabilities incurred by Baby Trend on or prior to the Closing shall be paid in full by Denny Tsai and Betty Tsai prior to the Closing.

9.

In the event Baby Trend’s net worth has fallen below $10,000,000 as of July 15, 2012, including any of Baby Trend’s closing date accounts receivable (the business trade receivable accounts at the date of final definitive agreement is entered) that have proven uncollectable, the final tranche to be paid by the Company shall be credited with the amount for which Baby Trend’s net worth is below $10,000,000.

10.

Baby Trend represents that the board of directors of Baby Trend has approved this PDA and the transactions contemplated hereunder.  Baby Trend further represents that it will obtain the approval of all Baby Trend shareholders necessary to complete this PDA, the Final Definitive Agreement and the transactions contemplated hereunder and thereunder.

11.

Should Baby Trend fail to achieve a growth rate of 15 percent for FY 2012 and 2013, the third tranche of Consideration payable by the Company to Baby Trend shall be reduced by the excess legal fees and expenses.  Furthermore, any accounting, audit and other transaction expenses incurred by Baby Trend shall be the responsibility of Baby Trend; provided, however, the Company shall advance any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act.  Any advances by the Company under this Paragraph 10 for audit fees prior to the Closing shall be in addition to the Closing Consideration amounts and shall be offset against the aggregate Consideration amount and credited against the final financing tranche to be funded.

12.           The Final Definitive Agreement shall contain customary representations and warranties, covenants and indemnification provisions as are standard in acquisition transactions of this type and as shall be agreed upon by Baby Trend.

13.           In consideration of the time and effort the Company will incur to pursue this transaction, Baby Trend agrees that, from the date of execution of this PDA (or, if sooner, until such time as this PDA is terminated) until execution of the Final Definitive Agreement, neither Baby Trend nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase Baby Trend or any of its assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its members or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Baby Trend to any such persons.  If Baby Trend or its representatives receive any inquiry or proposal offering to purchase Baby Trend or any part of its assets or equity, Baby Trend will promptly notify the Company.

14.           Neither Baby Trend nor its principals shall be responsible for any of the costs and expenses incurred by the Company in connection with this PDA and the Final Definitive Agreement and the transactions contemplated hereby and thereby.

15.           No party hereto will make any disclosure or public announcements of the proposed transactions, the PDA or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission.  The Company agrees to provide to Baby Trend such current information regarding the Company as Baby Trend may reasonably request to include in any disclosure statement to be provided to Baby Trend shareholders in connection with soliciting the vote of Baby Trend shareholders for approval of the Plan of Acquisition and the transactions contemplated thereby.

16.           Prior to the closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by Baby Trend or its representatives except to the extent such disclosure is required by law.  Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financing for the Company and Baby Trend and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act;  provided,  however, that prior to the Closing, the disclosure of any non-public confidential information of Baby Trend may be made by the Company only with prior approval of Baby Trend and subject to obtaining an appropriate confidentiality agreement from the proposed recipient of such information.

17.           This PDA shall be construed in accordance with, and governed by, the laws of the State of California, and each party separately and unconditionally subjects itself to the jurisdiction of any court of competent authority in the State of California, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

18.           The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

19.           If any term or provision hereof shall be held illegal or invalid, this PDA shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

20.           This PDA may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

21.           The delay or failure of a party to enforce at any time any provision of this PDA shall in no way be considered a waiver of any such provision, or any other provision of this PDA.  No waiver of, delay or failure to enforce any provision of this PDA shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this PDA.

22.           This PDA may be terminated prior to entering into the Final Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the first tranche of Consideration has not been raised by July 15, 2012 through no fault of the terminating party, or (iii) by either party in the event of a material breach of this PDA by the other party.

DATED EFFECTIVE: December 25, 2011

GIA INVESTMENTS CORP.

By:	/s/ Heer Hsiao
Name:	Heer Hsiao
Title:	Managing Director

BABY TREND, INC.

By:	/s/ Denny Tsai
Name:	Denny Tsai
Title:	Chair of Board of Director

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